Exhibit 10.1
ASSET PURCHASE AGREEMENT
by and among
MBI Financial, Inc.,
American Debt Specialists, Inc.
and
Thomas Stephani
Dated as of February 12, 2007

TABLE OF CONTENTS

1. DEFINITIONS AND USAGE	1
1.1 DEFINITIONS	1
1.2 USAGE	9
2. SALE AND TRANSFER OF ASSETS; CLOSING	10
2.1 ASSETS TO BE SOLD	10
2.2 EXCLUDED ASSETS	12
2.3 CONSIDERATION	12
2.4 LIABILITIES	13
2.5 ALLOCATION	15
2.6 CLOSING	15
2.7 CLOSING OBLIGATIONS	15
2.8 CONSENTS	17
3. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER	18
3.1 ORGANIZATION AND GOOD STANDING	18
3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT	18
3.3 CAPITALIZATION	19
3.4 FINANCIAL STATEMENTS	19
3.5 BOOKS AND RECORDS	19
3.6 SUFFICIENCY OF ASSETS	20
3.7 REAL PROPERTY	20
3.8 DESCRIPTION OF LEASED REAL PROPERTY	20
3.9 TITLE TO ASSETS; ENCUMBRANCES	20
3.10 CONDITION OF TANGIBLE PERSONAL PROPERTY	20
3.11 ACCOUNTS RECEIVABLE	20
3.12 NO UNDISCLOSED LIABILITIES	21
3.13 TAXES	21
3.14 EMPLOYEE BENEFITS	22
3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	23
3.16 LEGAL PROCEEDINGS; ORDERS	24
3.17 NO MATERIAL ADVERSE CHANGE	25
3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS	25
3.19 CONTRACTS; NO DEFAULTS	26
3.20 INSURANCE	28
3.21 EMPLOYEES	29
3.22 EMPLOYMENT PRACTICES	30
3.23 INTELLECTUAL PROPERTY ASSETS	30
3.24 RELATIONSHIPS WITH RELATED PERSONS	33
3.25 BROKERS OR FINDERS	33
3.26 SECURITIES LAW MATTERS	33
3.27 SOLVENCY	34
3.28 DISCLOSURE	34
4. REPRESENTATIONS AND WARRANTIES OF BUYER	34
4.1 ORGANIZATION AND GOOD STANDING	35
4.2 AUTHORITY; NO CONFLICT	35
4.3 CERTAIN PROCEEDINGS	35
4.4 BROKERS OR FINDERS	35
5. COVENANTS OF SELLER PRIOR TO CLOSING	35

i

5.1 ACCESS AND INVESTIGATION	35
5.2 OPERATION OF THE BUSINESS OF SELLER	36
5.3 NEGATIVE COVENANT	37
5.4 REQUIRED APPROVALS	37
5.5 NOTIFICATION	37
5.6 NO NEGOTIATION	38
5.7 COMMERCIALLY REASONABLE EFFORTS	38
5.8 INTERIM FINANCIAL STATEMENTS	38
5.9 CHANGE OF NAME	38
5.10 PAYMENT OF LIABILITIES	38
5.11 REPRESENTATIVE OF SELLER AND SHAREHOLDER	38
6. COVENANTS OF BUYER PRIOR TO CLOSING	39
6.1 REQUIRED APPROVALS	39
6.2 COMMERCIALLY REASONABLE EFFORTS	39
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	39
7.1 ACCURACY OF REPRESENTATIONS	39
7.2 SELLER’S PERFORMANCE	40
7.3 CONSENTS	40
7.4 ADDITIONAL DOCUMENTS	40
7.5 NO PROCEEDINGS	41
7.6 NO CONFLICT	41
7.7 GOVERNMENTAL AUTHORIZATIONS	41
7.8 WARN ACT NOTICE PERIODS AND EMPLOYEES	41
7.9 ANCILLARY AGREEMENTS	42
7.10 FINANCING	42
7.11 NO INJUNCTION	42
8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE	42
8.1 ACCURACY OF REPRESENTATIONS	42
8.2 BUYER’S PERFORMANCE	42
8.3 CONSENTS	42
9. TERMINATION	42
9.1 TERMINATION EVENTS	42
9.2 EFFECT OF TERMINATION	43
10. ADDITIONAL COVENANTS	43
10.1 EMPLOYEES AND EMPLOYEE BENEFITS	43
10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER	46
10.3 PAYMENT OF OTHER RETAINED LIABILITIES	46
10.4 [RESERVED]	46
10.5 REMOVING EXCLUDED ASSETS	46
10.6 REPORTS AND RETURNS	47
10.7 ASSISTANCE IN PROCEEDINGS	47
10.8 NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT	47
10.9 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS	48
10.10 RETENTION OF AND ACCESS TO RECORDS	48
10.11 FURTHER ASSURANCES	48
11. INDEMNIFICATION; REMEDIES	48
11.1 SURVIVAL	48
11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDER	49
11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER	50
11.4 TIME LIMITATIONS	50
11.5 RESERVED	50

ii

11.6 THIRD-PARTY CLAIMS	50
11.7 OTHER CLAIMS	52
11.8 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE	52
12. CONFIDENTIALITY	52
12.1 DEFINITION OF CONFIDENTIAL INFORMATION	52
12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION	53
12.3 EXCEPTIONS	53
12.4 LEGAL PROCEEDINGS	54
12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION	54
12.6 ATTORNEY-CLIENT PRIVILEGE	54
13. GENERAL PROVISIONS	55
13.1 EXPENSES	55
13.2 PUBLIC ANNOUNCEMENTS	55
13.3 NOTICES	55
13.4 JURISDICTION; SERVICE OF PROCESS	56
13.5 ENFORCEMENT OF AGREEMENT	56
13.6 WAIVER; REMEDIES CUMULATIVE	56
13.7 ENTIRE AGREEMENT AND MODIFICATION	57
13.8 DISCLOSURE LETTER	57
13.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS	57
13.10 SEVERABILITY	57
13.11 CONSTRUCTION	57
13.12 TIME OF ESSENCE	58
13.13 GOVERNING LAW	58
13.14 EXECUTION OF AGREEMENT	58
13.15 SHAREHOLDER OBLIGATIONS	58

iii

INDEX OF DEFINITIONS

Accounts Receivable	1
Active Employees	43
Agreement	1
Assets	1, 11
Assignment and Assumption Agreement	1
Assumed Liabilites	13
Assumed Liabilities	1
Balance Sheet	1, 19
Bill of Sale	2
Breach	2
Bulk Sales Laws	2, 38
Business	1, 2
Business Day	2
Buyer	1, 2
Buyer Contact	53
Buyer Group	2
Buyer Indemnified Persons	2, 49
Buyer’s Closing Documents	2, 35
CERCLA	2
Closing	2, 15
Closing Date	2
COBRA	2
Code	2
Common Stock	2, 12
Competing Business	2
Confidential Information	2, 52
Consent	2
Contemplated Transactions	2
Contract	2
Copyrights	2, 31
Damages	2, 49
Defined Benefit Plan	3
Disclosing Party	3, 52
Disclosure Letter	3
Earnout Agreement	3
Effective Time	3
Employee Plans	3, 22
Employment Agreement	3, 16
Employment Loss	3, 49
Encumbrance	3
Environmental, Health and Safety Liabilities	3
ERISA	3
ERISA Affiliate	4, 22
Exchange Act	4
Excluded Assets	4, 12
Facilities	4
GAAP	4
Governing Documents	4

i

Governmental Authorization	4
Governmental Body	4
Ground Lease	4
Ground Lease Property	5
Hired Active Employees	44
HSR Act	5
Improvements	5
Indemnified Person	5, 50
Indemnifying Person	5, 50
Intellectual Property Assets	5, 30
Inventories	5
IRS	5
Knowledge	5
Land	5
Lease	5
Legal Requirement	5
Liability	5
Market Price	6
Marks	6, 30
Material Consents	6, 40
Multiemployer Plan	6, 22
Net Names	6, 31
Noncompetition Agreements	6, 16
Nonmaterial Consents	6, 17
Occupational Safety and Health Law	6
Order	6
Ordinary Course of Business	6
Part	6
Patents	6, 31
PBGC	6, 23
Permitted Encumbrances	6, 20
Person	7
Proceeding	7
Purchase Price	7, 12
Purchase Transaction	1, 7
Real Property	7
Real Property Lease	7
Receiving Party	7, 52
Record	7
Registration Rights Agreement	7, 13
Related Person	7
Representative	8
Restricted Material Contracts	8, 17
Restricted Nonmaterial Contracts	8, 17
Retained Liabilities	8, 13
SEC	8
Securities Act	8, 19
Seller	1, 8
Seller Contact	8, 53
Seller Contract	8
Seller Parties	1, 8

ii

Seller Parties Representative	8, 38
Seller’s Closing Documents	8, 18
Shareholder	1, 8
Software	8
Space Lease	9
Subsidiary	9
Tangible Personal Property	9
Tax	9
Tax Return	9
Third Party	9
Third-Party Claim	9
Trade Secrets	9, 31
WARN Act	9, 30
Warrant	12
Warrant Shares	9, 12
Warrants	9

iii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”), dated as of February 12, 2007, is by and among MBI Financial, Inc., a Nevada corporation (the “Buyer”), American Debt Specialists, Inc., a Minnesota corporation (the “Seller”), and Thomas Stephani (the “Shareholder,” and, collectively with the Seller, the “Seller Parties”).
RECITALS
     WHEREAS, the Seller is in the business of providing credit repair and debt reduction services in Anoka County, Minnesota (the “Business”);
     WHEREAS, Shareholder owns one thousand five hundred (1,500) shares of the common stock, par value .0167 dollars ($0.0167) per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller;
     WHEREAS, subject to the terms and conditions of this Agreement, the Seller and Shareholder desire to sell to Buyer and the Buyer desires to purchase from Seller substantially all of the assets of Seller relating to the Business (the “Purchase Transaction”); and
     WHEREAS, the parties hereto have entered into this Agreement to set forth their agreements and understandings related to the Purchase Transaction.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. DEFINITIONS AND USAGE
     1.1 DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
     “Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.
     “Agreement” – as defined in the first paragraph of this Agreement.
     “Assets” – as defined in Section 2.1.
     “Assignment and Assumption Agreement” – as defined in Section 2.7(a)(ii).
     “Assumed Liabilities” – as defined in Section 2.4(a).
     “Balance Sheet” – as defined in Section 3.4.

     “Bill of Sale” – as defined in Section 2.7(a)(i).
     “Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Bulk Sales Laws” – as defined in Section 5.10.
     “Business” – as defined in the first paragraph of the Recitals.
     “Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in Texas are permitted or required to be closed.
     “Buyer” – as defined in the first paragraph of this Agreement.
     “Buyer Contact” – as defined in Section 12.2(a).
     “Buyer Group” – as defined in Section 5.1.
     “Buyer Indemnified Persons” – as defined in Section 11.2.
     “Buyer’s Closing Documents” – as defined in Section 4.2(a).
     “CERCLA” – the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Closing” – as defined in Section 2.6.
     “Closing Date” – the date on which the Closing actually takes place.
     “COBRA” – as defined in Section 3.14(f).
     “Code” – the Internal Revenue Code of 1986, as amended.
     “Common Stock” – as defined in Section 2.3(a)(v).
     “Competing Business” – as defined in Section 3.24.
     “Confidential Information” – as defined in Section 12.1.
     “Consent” – any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” – all of the transactions contemplated by this Agreement.
     “Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
     “Copyrights” – as defined in Section 3.23(a)(iii).
     “Damages” – as defined in Section 11.2.

     “Defined Benefit Plan” – as defined in Section 414(l) of the Code.
     “Disclosing Party” – as defined in Section 12.1(a).
     “Disclosure Letter” – the disclosure letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.
     “Earnout Agreement” – that certain earnout agreement executed by the parties in connection with the Agreement, attached as Exhibit 2.3(b).
     “Effective Time” – the time at which the Closing is consummated on the Closing Date.
     “Employee Plans” – as defined in Section 3.14(a).
     “Employment Agreement” – as defined in Section 2.7(a)(v).
     “Employment Loss” – as defined by 29 U.S.C. sect. 2101(a) (6).
     “Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation or other responsibility arising from or under any environmental law or Occupational Safety and Health Law, including those consisting of or relating to:
     (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
     (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any environmental law or Occupational Safety and Health Law;
     (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
     (d) any other compliance, corrective or remedial measure required under any environmental law or Occupational Safety and Health Law.
     The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).
     “ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” – within the meaning of Section 414 of the Code or Section 4001(a) (14) or 4001(b) of ERISA.
     “Exchange Act” – the Securities Exchange Act of 1934.
     “Excluded Assets” – as defined in Section 2.2.
     “Facilities” – any real property, leasehold or other interest in real property currently owned or operated by Seller.
     “GAAP” – generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.
     “Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” – any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” – any:
     (a) nation, state, county, city, town, borough, village, district or other jurisdiction;
     (b) federal, state, local, municipal, foreign or other government;
     (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
     (d) multinational organization or body;
     (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
     (f) official of any of the foregoing.
     “Ground Lease” – any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

     “Ground Lease Property” – any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.
     “Hired Active Employees” – as defined in Section 10.1(b)(i).
     “HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act.
     “Improvements” – all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.
     “Indemnified Person” – as defined in Section 11.8.
     “Indemnifying Person” – as defined in Section 11.8.
     “Intellectual Property Assets” – as defined in Section 3.23(a).
     “Inventories” – all inventories of Seller, wherever located, including office supplies intended for use in conduct of the Business.
     “IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” – an individual will be deemed to have Knowledge of a particular fact or other matter if:
     (a) that individual is actually aware of that fact or matter; or
     (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.
     A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.
     “Land” – all parcels and tracts of land in which Seller has an ownership interest.
     “Lease” – any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Market Price” – the quoted closing price of Buyer’s Common Stock quoted on the OTC Bulletin Board Exchange on the date preceding the Closing Date.
     “Marks” – as defined in Section 3.23(a)(i).
     “Material Consents” – as defined in Section 7.3.
     “Multiemployer Plan” – as defined in Section 3(37) of ERISA.
     “Net Names” – as defined in Section 3.23(a)(vi).
     “Noncompetition Agreements” – as defined in Section 2.7(a)(vi).
     “Nonmaterial Consents” – as defined in Section 2.8(b).
     “Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
     (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
     (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and
     (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
     “Part” – a part or section of the Disclosure Letter.
     “Patents” – as defined in Section 3.23(a)(ii).
     “PBGC” – as defined in Section 3.14(b).
     “Permitted Encumbrances” – as defined in Section 3.9.

     “Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” – as defined in Section 2.3(a).
     “Purchase Transaction” – as defined in the third paragraph of the Recitals.
     “Real Property” – the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.
     “Real Property Lease” – any Ground Lease or Space Lease.
     “Receiving Party” – as defined in Section 12.1(a).
     “Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Registration Rights Agreement”—that certain registration rights agreement, executed by the parties, attached as Exhibit 2.3(a)(iii).
     “Related Person” –
     With respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
     (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
     (b) any Person that holds a Material Interest in such specified Person;
     (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
     (d) any Person in which such specified Person holds a Material Interest; and

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
     For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Restricted Material Contracts” – as defined in Section 2.8(a).
     “Restricted Nonmaterial Contracts” – as defined in Section 2.8(b).
     “Retained Liabilities” – as defined in Section 2.4(b).
     “SEC” – the United States Securities and Exchange Commission.
     “Securities Act” – as defined in Section 3.3.
     “Seller” – as defined in the first paragraph of this Agreement.
     “Seller Contact” – as defined in Section 12.2(a).
     “Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.
     “Seller Parties” – as defined in the first paragraph of this Agreement.
     “Seller’s Closing Documents” – as defined in Section 3.2(a).
     “Seller Parties Representative” – as defined in Section 5.11(a).
     “Shareholder” – as defined in the first paragraph of this Agreement.
     “Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

     “Space Lease” – any lease or rental agreement pertaining to the occupancy of any improved space on any land.
     “Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
     “Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” – a Person that is not a party to this Agreement.
     “Third-Party Claim” – any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     “Trade Secrets” – as defined in Section 3.23(a)(v)
     “WARN Act” – as defined in Section 3.21(d).
     “Warrant Shares” – as defined in Section 2.3(a)(ii).
     “Warrant” – as defined in Section 2.3(a)(ii).
     1.2 USAGE
     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:
     (i) the singular number includes the plural number and vice versa;

     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (iii) reference to any gender includes each other gender;
     (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
     (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
     (viii) “or” is used in the inclusive sense of “and/or;”
     (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and
     (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
2. SALE AND TRANSFER OF ASSETS; CLOSING
     2.1 ASSETS TO BE SOLD
     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including but not limited to the following (but excluding the Excluded Assets):
     (d) all Tangible Personal Property, including those items described in Part 2.1(a);
     (e) all Inventories;
     (f) all Accounts Receivable;
     (g) all Seller Contracts, including those listed in Part 3.19(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;
     (h) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.16(b);
     (i) all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(h);
     (j) all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.23(d), (e), (f) and (h);
     (k) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;
     (l) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(j);
     (m) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2(h);
     (n) all goodwill associated with Seller’s business, the Assets (as defined below) and the Shareholder; and
     (o) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Part 2.2(e).
     All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

     2.2 EXCLUDED ASSETS
     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
     (a) all Real Property, including the Real Property described in Part 2.2(a);
     (b) all cash, cash equivalents and short-term investments;
     (c) [Reserved]
     (d) all minute books, stock Records and corporate seals;
     (e) the shares of capital stock of Seller held in treasury;
     (f) all insurance policies and rights thereunder (except to the extent specified in Section 2.1(h) and (j));
     (g) all of the Seller Contracts listed in Part 2.2(g);
     (h) all personnel Records and other Records that Seller is required by law to retain in its possession;
     (i) all claims for refund of Taxes and other governmental charges of whatever nature;
     (j) all rights in connection with, and assets of, the Employee Plans;
     (k) all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Warrant;
     (l) any assets of any Employee Plan; and
     (m) the property and assets expressly designated in Part 2.2(l).
     2.3 CONSIDERATION
     (a) Fixed Consideration. The consideration payable to Seller for the Assets will be (a) twenty-five thousand dollars ($25,000) (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price shall be delivered by Buyer to Seller as follows:
     (i) twenty-five thousand dollars ($25,000) in cash or other immediately available funds payable by Buyer to Seller on the Closing Date.
     (ii) A warrant (the “Warrant”) to purchase one hundred twenty-five thousand (125,000) shares (the “Warrant Shares”) of common stock, par value $.0167 of Buyer (hereinafter referred to as the “Common Stock”) at the Market Price per share in the form attached hereto as Exhibit 2.3(a)(ii). The Seller Parties acknowledge that the             shares of Common Stock are currently unregistered under the Securities Act of 1933. As such, the parties contemporaneously agree to execute that certain registration rights agreement (the “Registration Rights Agreement”) attached as Exhibit 2.3(a)(iii).
     2.4 LIABILITIES
     (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
     (i) any trade account payable reflected on the Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Effective Time;
     (ii) any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) incurred by Seller in the Ordinary Course of Business between the date of the Balance Sheet and the Effective Time that remains unpaid at and is not delinquent as of the Effective Time;
     (iii) any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for nondelinquent orders outstanding as of the Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);
     (iv) any Liability to Seller’s customers under written warranty agreements in the forms disclosed in Part 2.4(a)(iv) given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);
     (v) any Liability initially arising after the Effective Time under the Seller Contracts described in Part 3.19(a) (other than any Liability arising under the Seller Contracts described on Exhibit 2.4(a)(v) or arising out of or relating to a Breach that occurred prior to the Effective Time);
     (vi) any Liability of Seller initially arising after the Effective Time under any Seller Contract included in the Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);
     (vii) any Liability of Seller described in Part 2.4(a)(vii); and
     (viii) any customary and normal commissions with respect to transactions that are pending at the time of the Closing and which are finalized following the Closing.
     (b) Retained Liabilities. Notwithstanding any other provision herein, the Retained Liabilities shall remain the sole responsibility of and shall be retained, and timely paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including but not limited to:
     (i) any Liability arising out of or relating to services of Seller to the extent sold prior to the Effective Time other than to the extent assumed under Section 2.4(a)(iii), (iv) or (v);

     (ii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;
     (iii) any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;
     (iv) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to any accounts or notes payable or Seller’s credit facilities or any security interest related thereto;
     (v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;
     (vi) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;
     (vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;
     (viii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;
     (ix) any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;
     (x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
     (xi) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;
     (xii) any Liability arising out of any Proceeding pending as of the Effective Time;
     (xiii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;
     (xiv) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;
     (xv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;
     (xvi) any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time;

     (xvii) all liabilities and obligations of any Seller Party arising out of or relating to the Excluded Assets;
     (xviii) all liabilities and obligations of any Seller Party with respect to any guaranty obligations;
     (xix) all liabilities and obligations arising out of the Assets and/or the condition of the business on or prior to the Closing; and
     (xx) all liabilities and obligations relating to any personal injury, property damage, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action filed by an employee of Seller and pending on the date of Closing or relating to operations of the business prior to the Closing.
     2.5 ALLOCATION
     The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholder shall contend or represent that such allocation is not a correct allocation.
     2.6 CLOSING
     The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer’s counsel at 901 Main Street, Suite 3100, Dallas, Texas 75202, commencing at 10:00 a.m. (local time) on February 28, 2006, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.
     2.7 CLOSING OBLIGATIONS
     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
     (a) Seller and Shareholder, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:
     (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;
     (ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

     (iii) assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iii) executed by Seller;
     (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
     (v) an employment agreement in the form of Exhibit 2.7(a)(v), executed by the Shareholder (the “Employment Agreement”);
     (vi) noncompetition agreements in the form of Exhibit 2.7(a)(vi), executed by the Shareholder (the “Noncompetition Agreements”);
     (vii) a certificate executed by Seller and the Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and
     (viii) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.
     (ix) the Registration Rights Agreement, in the form attached as Exhibit 2.3(a)(iii), executed by the Seller Parties.
     (b) Buyer shall deliver to Seller and Shareholder, as the case may be:
     (i) twenty-five thousand dollars ($25,000) in cash or other immediately available funds payable by Buyer to Seller on the Closing Date;
     (ii) the Warrant;
     (iii) the Assignment and Assumption Agreement executed by Buyer;
     (iv) the Employment Agreement executed by Buyer;
     (v) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;
     (vi) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and
     (vii) the Registration Rights Agreement, in the form attached as Exhibit 2.3(a)(iii), executed by the Buyer.
     2.8 CONSENTS
     (a) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts”) , Buyer may waive the closing conditions as to any such Material Consent and either:
     (i) elect to have Seller continue its efforts to obtain the Material Consents; or
     (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.
     If Buyer elects to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).
     (b) If there are any Consents not listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:
     (i) accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

     (ii) reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.
3. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER
     Seller and Shareholder represent and warrant, jointly and severally, to Buyer as follows:
     3.1 ORGANIZATION AND GOOD STANDING
     (a) Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
     (b) Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(b).
     (c) Seller has no Subsidiary and, except as disclosed in Part 3.1(c), does not own any shares of capital stock or other securities of any other Person.
     3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of the Employment Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the “Seller’s Closing Documents”) , each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which he is a party and to perform his obligations hereunder and thereunder.
     (b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

     (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Shareholder, or any of the Assets, may be subject;
     (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;
     (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax;
     (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;
     (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or
     (vii) result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.
     (c) Except as set forth in Part 3.2(c), neither Seller nor Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 CAPITALIZATION
     The authorized equity securities of Seller consist of ___(___) shares of common stock, par value ___dollars ($___) per share, of which ___(___) shares are issued and outstanding, one hundred percent (100%) of which are owned by Shareholder, respectively. Shareholder is and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”) , or any other Legal Requirement.
     3.4 FINANCIAL STATEMENTS
     Seller has delivered to Buyer a balance sheet of Seller as at December 31, 2006 (including the notes thereto, the “Balance Sheet”) , and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto.
     3.5 BOOKS AND RECORDS
     The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the

Exchange Act (regardless of whether the Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     3.6 SUFFICIENCY OF ASSETS
     Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.
     3.7 REAL PROPERTY
     Seller does not own, and has never owned, Real Property.
     3.8 DESCRIPTION OF LEASED REAL PROPERTY
     Part 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.
     3.9 TITLE TO ASSETS; ENCUMBRANCES
     Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.9 (“Permitted Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Encumbrances other than those identified on Part 3.9 as acceptable to Buyer.
     3.10 CONDITION OF TANGIBLE PERSONAL PROPERTY
     Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.10, all Tangible Personal Property used in Seller’s business is in the possession of Seller.
     3.11 ACCOUNTS RECEIVABLE
     All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the Closing Financial Statement (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Financial Statement, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Financial Statement than the reserve reflected on the Balance Sheet represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety

(90) days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheet, which list sets forth the aging of each such Account Receivable.
     3.12 NO UNDISCLOSED LIABILITIES
     Except as set forth in Part 3.12, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.
     3.13 TAXES
     (a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.13(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided in Part 3.13(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
     (b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Part 3.13(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2004. The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state Tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2004. Part 3.13(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.13(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 3.13(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Part 3.13(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Part 3.13(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.
     (c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. There exists no proposed Tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Part 3.13(c).
     (d) Specific Potential Tax Liabilities and Tax Situations.
     (i) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
     (ii) Tax Sharing or Similar Agreements. There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.
     (iii) Consolidated Group. Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.
     (iv) Substantial Understatement Penalty. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     3.14 EMPLOYEE BENEFITS
     (a) Set forth in Part 3.14(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Part 3.14(a) identifies as such any Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Neither Seller nor any ERISA Affiliate sponsors, contributes to, maintains or has sponsored, maintained, or contributed to or had any liability within the six (6) year period immediately prior to the Closing with respect to any “employee benefit plan” (as defined by Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or any “Multiemployer Plan” (as defined in Section 3(37) of ERISA). Also set forth on Part 3.14(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.

     (b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
     (c) There are no pending or threatened claims by or on behalf of any Employee Plan, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Body and neither Seller nor any ERISA Affiliate has any obligation under any Employee Plan with respect to which Buyer would have any Liability or that could result in an Encumbrance attaching to the Assets, including without limitation any obligations of Seller or any ERISA Affiliate relating to: (i) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA (ii) any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Employee Plan for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (iii) any coverage under or failure to comply with the COBRA.
     3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
     (a) Except as set forth in Part 3.15(a):
     (i) Seller is, and at all times since January 1, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
     (iii) Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any

Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (b) Part 3.15(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.15(b) is valid and in full force and effect. Except as set forth in Part 3.15(b):
     (i) Seller is, and at all times since January 1, 2004, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(b);
     (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.15(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.15(b);
     (iii) Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and
     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.15(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
     The Governmental Authorizations listed in Part 3.15(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.
     3.16 LEGAL PROCEEDINGS; ORDERS
     (a) Except as set forth in Part 3.16(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
     (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or
     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
     To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in

Part 3.16(a). There are no Proceedings listed or required to be listed in Part 3.16(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.
     (b) Except as set forth in Part 3.16(b):
     (i) there is no Order to which Seller, its business or any of the Assets is subject; and
     (ii) to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.
     (b) Except as set forth in Part 3.16(c):
     (i) Seller is, and, at all times since January 1, 2004, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;
     (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and
     (iii) Seller has not received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.
     3.17 NO MATERIAL ADVERSE CHANGE
     Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.
     3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Part 3.18, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:
     (a) change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;
     (b) amendment to the Governing Documents of Seller;
     (c) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;
     (d) adoption, termination or amendment of any Employee Plan or increase in the payments to or benefits under any Employee Plan;
     (e) damage to or destruction or loss of any Asset, whether or not covered by insurance;

     (f) entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least one thousand dollars ($1,000);
     (g) sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;
     (h) cancellation or waiver of any claims or rights with a value to Seller in excess of $ one thousand ($1,000);
     (i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;
     (j) material change in the accounting methods used by Seller; or
     (k) Contract by Seller to do any of the foregoing.
     3.19 CONTRACTS; NO DEFAULTS
     (a) Part 3.19(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:
     (i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of one thousand dollars ($1,000);
     (ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of one thousand dollars ($1,000);
     (iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of one thousand dollars ($1,000);
     (iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than one thousand dollars ($1,000) and with a term of less than one year);
     (v) each Seller Contract with any labor union or other representative of a group of employees relating to wages, hours and terms or conditions of employment;
     (vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
     (vii) each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;
     (viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

     (ix) each power of attorney of Seller that is currently effective and outstanding;
     (x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;
     (xi) each Seller Contract for capital expenditures in excess of one thousand dollars ($1,000);
     (xii) each Seller Contract not denominated in U.S. dollars;
     (xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and
     (xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
     Part 3.19(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts and the location of Seller’s office where details relating to the Contracts are located.
     (b) Except as set forth in Part 3.19(b), the Shareholder has not or may not acquire any rights under, and has not or may not become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.
     (c) Except as set forth in Part 3.19(c):
     (i) each Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;
     (ii) each Contract identified or required to be identified in Part 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and
     (iii) to the Knowledge of Seller, no Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.
     (d) Except as set forth in Part 3.19(d):
     (i) Seller is, and at all times since January 1, 2004, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
     (ii) each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times since January 1, 2004, has been, in full compliance with all applicable terms and requirements of such Contract;
     (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;
     (iv) no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and
     (v) Seller has not given to or received from any other Person, at any time since January 1, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.
     (e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
     (f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.20 INSURANCE
     (a) Seller has delivered to Buyer:
     (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2004, a list of which is included in Part 3.20(a);
     (ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and
     (iii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.
     (b) Part 3.20(b) describes:
     (i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;
     (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and
     (iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

     (c) Part 3.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:
     (i) a summary of the loss experience under each policy of insurance;
     (ii) a statement describing each claim under a policy of insurance for an amount in excess of one thousand dollars ($1,000), which sets forth:
(A)	the name of the claimant;

(B)	a description of the policy by insurer, type of insurance and period of coverage; and

(C)	the amount and a brief description of the claim; and
     (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
     (d) Except as set forth in Part 3.20(d):
     (i) all policies of insurance to which Seller is a party or that provide coverage to Seller:
(A)	are valid, outstanding and enforceable;

(B)	are issued by an insurer that is financially sound and reputable;

(C)	taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location and for all risks to which Seller is normally exposed; and

(D)	are sufficient for compliance with all Legal Requirements and Seller Contracts;
     (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
     (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and
     (iv) Seller has given notice to the insurer of all claims that may be insured thereby.
3.21 EMPLOYEES
     (a) Part 3.21(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2004; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
     (b) Part 3.21(b) contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.
     (c) Part 3.21(c) states the number of employees terminated by Seller since January 1, 2004, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
     (d) Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated ___(___) employees.
     (e) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.
     3.22 EMPLOYMENT PRACTICES
     (a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     (b) Except as disclosed in Part 3.22(b), to Seller’s Knowledge there has been no complaint or charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or other Governmental Body.
     3.23 INTELLECTUAL PROPERTY ASSETS
     (a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller, including:
     (i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

     (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
     (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
     (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”) ; and
     (v) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).
     (b) Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than one thousand dollars ($1,000) under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.
     (c) (i) Except as set forth in Part 3.23(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).
     (ii) Except as set forth in Part 3.23(c), all former and current employees and contractors of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, copyrightable works, and information relating to the business of Seller.
     (d) (i) Part 3.23(d) contains a complete and accurate list and summary description of all Patents.
     (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
     (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.
     (iv) Except as set forth in Part 3.23(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.
     (v) All products made, used or sold under the Patents have been marked with the proper patent notice.

     (e) (i) Part 3.23(e) contains a complete and accurate list and summary description of all Marks registered with any Governmental Body.
     (ii) All Marks registered with any Governmental Body, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
     (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
     (iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.
     (v) No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
     (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.
     (f) (i) Part 3.23(f) contains a complete and accurate list and summary description of all Copyrights registered with any Governmental Body.
     (ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.
     (iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.
     (g) (i) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).
     (ii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
     (h) (i) Part 3.23(h) contains a complete and accurate list and summary description of all Net Names.

     (ii) All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.
     (iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.
     (iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.
     (v) No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     (i) Seller is in compliance with its privacy policies and all Legal Requirements related to personally identifiable information.
     (j) The consummation of the Purchase Transaction as contemplated by this Agreement will not result in either the loss or impairment of Buyer’s right to own or use any of the Intellectual Property Assets or in a breach or violation of any of Seller’s privacy policies.
     3.24 RELATIONSHIPS WITH RELATED PERSONS
     Except as disclosed in Part 3.24, neither Seller nor Shareholder nor any Related Person of any of them has, or since January 1, 2004, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor Shareholder nor any Related Person of any of them owns, or since January 1, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.24, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.24, neither Seller nor Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.
     3.25 BROKERS OR FINDERS
     Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.
     3.26 SECURITIES LAW MATTERS
     (a) Seller is acquiring the Warrant, the Common Stock, for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.
     (b) Each Seller at the time it was offered the Shares was, and at the date hereof is, an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

Such Seller was not organized for the purpose of acquiring the Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
     (c) Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.
     (d) Seller acknowledges that, prior to Buyer’s filing of a Form SB-2 Securities Act filing, the shares of Buyer’s Common Stock are restricted securities as defined in Rule 144 promulgated under the Securities Act, and therefore, the resale of the shares of common stock is restricted by federal and securities laws and certificates evidencing such common stock shall bear a legend reflecting such securities law restrictions.
     3.27 SOLVENCY
     (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.
     (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.
     3.28 DISCLOSURE
     (a) No representation or warranty or other statement made by Seller or Shareholder in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     (b) Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Letter.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller and Shareholder as follows:

     4.1 ORGANIZATION AND GOOD STANDING
     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now conducted.
     4.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, the Warrant and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”) , each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of Buyer’s Governing Documents;
     (ii) any resolution adopted by the board of directors or the shareholders of Buyer;
     (iii) any Legal Requirement or Order to which Buyer may be subject; or
     (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
     Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 CERTAIN PROCEEDINGS
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.
     4.4 BROKERS OR FINDERS
     Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
5. COVENANTS OF SELLER PRIOR TO CLOSING
     5.1 ACCESS AND INVESTIGATION
     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholder shall cause Seller to) (a) afford Buyer and its

Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.
     5.2 OPERATION OF THE BUSINESS OF SELLER
     Between the date of this Agreement and the Closing, Seller shall (and Shareholder shall cause Seller to):
     (a) conduct its business only in the Ordinary Course of Business;
     (b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
     (c) confer with Buyer prior to implementing operational decisions of a material nature;
     (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;
     (e) make no material changes in management personnel without prior consultation with Buyer;
     (f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;
     (g) keep in full force and effect, without amendment, all material rights relating to Seller’s business;
     (h) comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;
     (i) continue in full force and effect the insurance coverage under the policies set forth in Part 3.21 or substantially equivalent policies;
     (j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
     (k) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;
     (l) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and
     (m) maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.
     5.3 NEGATIVE COVENANT
     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and Shareholder shall not permit Seller to, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.17 or 3.18 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.
     5.4 REQUIRED APPROVALS
     As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Seller and Shareholder also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives in obtaining all Material Consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).
     5.5 NOTIFICATION
     Between the date of this Agreement and the Closing, Seller and Shareholder shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or Shareholder’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller and Shareholder also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Shareholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
     5.6 NO NEGOTIATION
     Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholder of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business). Seller and Shareholder shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or Shareholder.
     5.7 COMMERCIALLY REASONABLE EFFORTS
     Seller and Shareholder shall use commercially reasonable efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.
     5.8 INTERIM FINANCIAL STATEMENTS
     Until the Closing Date, Seller shall deliver to Buyer within five (5) days after the end of each month a copy of the financial statements for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as to compliance with Section 3.4.
     5.9 CHANGE OF NAME
     On or before the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.
     5.10 PAYMENT OF LIABILITIES
     Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.
     5.11 REPRESENTATIVE OF SELLER AND SHAREHOLDER
     (a) Seller and the Shareholder hereby constitute and appoint ___as their representative (“Seller Parties Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:
     (i) to act on behalf of each of them in the absolute discretion of the Seller Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act under Section 2.10; (C) consent to the assignment of rights under this

Agreement in accordance with Section 13.9; (D) give and receive notices pursuant to Section 13.3; (E) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 5.11; (F) accept service of process pursuant to Section 13.4; and (G) act in connection with any matter as to which Seller and each of the Shareholder, jointly and severally, have obligations, or are Indemnified Persons, under Article 11; and
     (ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 5.11.
     This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of the Shareholder or Seller or by operation of law, whether by the death or incapacity of Shareholder or by the occurrence of any other event. Shareholder and Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Parties Representative pursuant to this Section 5.11. Shareholder and Seller agree that the Seller Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Parties Representative in good faith hereunder, and Shareholder shall, on a proportionate basis in accordance with his or her ownership interest in the Seller, indemnify and hold the Seller Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Parties Representative may sustain as a result of any such action or omission by the Seller Parties Representative hereunder.
6. COVENANTS OF BUYER PRIOR TO CLOSING
     6.1 REQUIRED APPROVALS
     As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
     6.2 COMMERCIALLY REASONABLE EFFORTS
     Buyer shall use its commercially reasonable efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 ACCURACY OF REPRESENTATIONS
     (a) All of Seller’s and Shareholder’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.
     (b) Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.
     7.2 SELLER’S PERFORMANCE
     All of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects. Each of the deliveries required by Section 2.7(a) shall be considered material for purposes of this section.
     7.3 CONSENTS
     Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
     7.4 ADDITIONAL DOCUMENTS
     Seller and Shareholder shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
     (a) [Reserved]
     (b) The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;
     (c) If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation under the name “American Debt Specialists, Inc.” or “[insert subsidiaries or trade names]” or any derivative thereof;
     (d) A statement from the holder of each note and mortgage listed on Exhibit 2.4(a)(vii), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that Seller, as obligor under such note or mortgage, is not in default under any of the provisions thereof;
     (e) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;
     (f) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Minnesota and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a); and
     (g) Such other documents as Buyer may reasonably request for the purpose of:
     (i) evidencing the accuracy of any of Seller’s representations and warranties;
     (ii) evidencing the performance by Seller or Shareholder of, or the compliance by Seller or Shareholder with, any covenant or obligation required to be performed or complied with by Seller or Shareholder;
     (iii) evidencing the satisfaction of any condition referred to in this Article 7; or
     (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     7.5 NO PROCEEDINGS
     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.
     7.6 NO CONFLICT
     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.
     7.7 GOVERNMENTAL AUTHORIZATIONS
     Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.
     7.8 WARN ACT NOTICE PERIODS AND EMPLOYEES
     (a) All requisite notice periods under the Warn Act shall have expired.
     (b) Buyer shall have entered into employment agreements with those employees of Seller identified in Exhibit 7.8.
     (c) Those key employees of Seller identified on Exhibit 7.8, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.
     (d) Substantially all other employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

     7.9 ANCILLARY AGREEMENTS
     The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 7.9 hereto.
     7.10 FINANCING
     Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyer after the closing.
     7.11 NO INJUNCTION
     There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
     8.1 ACCURACY OF REPRESENTATIONS
     All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
     8.2 BUYER’S PERFORMANCE
     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
     8.3 CONSENTS
     Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.
9. TERMINATION
     9.1 TERMINATION EVENTS
     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
     (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholder and such Breach has not been waived by Buyer;

     (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;
     (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
     (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or Shareholder to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;
     (e) by mutual consent of Buyer and Seller;
     (f) by Buyer if the Closing has not occurred on or before February 28, 2007, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or
     (g) by Seller if the Closing has not occurred on or before February 28, 2007, or such later date as the parties may agree upon, unless the Seller or Shareholder are in material Breach of this Agreement.
     9.2 EFFECT OF TERMINATION
     Each party’s right of termination under Section 9.1 (except 9.1(e)) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
10. ADDITIONAL COVENANTS
     10.1 EMPLOYEES AND EMPLOYEE BENEFITS
     (a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are:
     (i) bargaining unit employees currently covered by a collective bargaining agreement or
     (ii) employed in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

     (b) Employment of Active Employees by Buyer.
     (i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances, attendance, leave of absence, payroll and all other employee related records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.
     (ii) Neither Seller nor Shareholder nor their Related Persons shall solicit, directly or indirectly, the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall comply with the WARN Act as to those Active Employees.
     (iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
     (c) Salaries and Benefits.
     (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.
     (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

     (d) Seller’s Retirement and Savings Plans.
     (i) All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.
     (ii) Seller will cause its savings plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.
     (e) No Transfer of Assets. Neither Seller nor Shareholder nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.
     (f) [Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.] [Is there a collective bargaining agreement?]
     (g) General Employee Provisions.
     (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
     (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.
     (iii) If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
     (iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
     (v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
     10.2 PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER
     (a) Payment of Taxes. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
     (b) Proration of Certain Taxes. For taxable periods that begin before and end after the Closing Date, ad valorem and similar Taxes and assessments relating to the Assets shall be prorated between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based upon estimates of the amount of such Taxes and assessments that are due and payable on the Assets during the year during which the Closing Date occurs. As soon as the amount of such actual Taxes and assessments is known, Buyer shall reassess the amounts to be paid by each party with the result that Seller shall be liable for those such Taxes and assessments attributable to the time period up to and including the Closing Date and Buyer shall be liable for and pay for those such Taxes and assessments attributable to the period thereafter calculated based on the number of days in the Tax period ending on or before the Closing Date and the number of days in the Tax period ending after the Closing Date (as the case may be) as compared to the total number of days in the Tax period.
     10.3 PAYMENT OF OTHER RETAINED LIABILITIES
     In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the first maturing installments of the unpaid principal balance of the Promissory Notes pursuant to Section 11.8. Buyer shall receive full credit under the Promissory Notes and this Agreement for all payments so made.
     10.4 [RESERVED]
     10.5 REMOVING EXCLUDED ASSETS
     On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.

     10.6 REPORTS AND RETURNS
     Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.
     10.7 ASSISTANCE IN PROCEEDINGS
     Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or Shareholder.
     10.8 NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
     (a) Noncompetition. For a period of five (5) years after the Closing Date, neither Seller, Shareholder nor a Related Person shall, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the mortgage business, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
     (b) Nonsolicitation. For a period of five (5) years after the Closing Date, neither Seller, Shareholder nor a Related Person shall, directly or indirectly:
     (i) solicit the business of any Person who is a customer of Buyer;
     (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competing Business or in any way interfere with its relationship with Buyer;
     (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competing Business or in any way interfere with its relationship with Buyer; or
     (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.
     (c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents except as required by law or testimony.
     (d) Modification of Covenant. If a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
     10.9 CUSTOMER AND OTHER BUSINESS RELATIONSHIPS
     After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
     10.10 RETENTION OF AND ACCESS TO RECORDS
     After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     10.11 FURTHER ASSURANCES
     Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
11. INDEMNIFICATION; REMEDIES
     11.1 SURVIVAL
     All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation.

The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
     11.2 INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDER
     Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”) , and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages”) , arising from or in connection with:
     (a) any Breach of any representation or warranty made by Seller or Shareholder in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Seller’s and Shareholder’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Letter, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or Shareholder pursuant to this Agreement;
     (b) any Breach of any covenant or obligation of Seller or Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Shareholder pursuant to this Agreement;
     (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;
     (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;
     (e) any services provided by, Seller, in whole or in part, prior to the Closing Date;
     (f) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;
     (g) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;
     (h) any Employee Plan established or maintained by Seller; or
     (i) any Retained Liabilities.

     11.3 INDEMNIFICATION AND REIMBURSEMENT BY BUYER
     Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
     (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or
     (e) any Assumed Liabilities.
     11.4 TIME LIMITATIONS
     (a) If the Closing occurs, Seller and Shareholder will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.11, 3.13, 3.24, 3.25, 3.26 or 3.27, as to which a claim may be made at any time), only if on or before February 28, 2009, Buyer notifies Seller or Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
     (b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before February 28, 2009, Seller or Shareholder notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholder.
     11.5 RESERVED
     11.6 THIRD-PARTY CLAIMS
     (a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

     (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.8(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
     (d) Notwithstanding the provisions of Section 13.4, Seller and Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholder with respect to such a claim anywhere in the world.
     (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
     (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     11.7 OTHER CLAIMS
     A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.
     11.8 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE
     THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
12. CONFIDENTIALITY
     12.1 DEFINITION OF CONFIDENTIAL INFORMATION
     (a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholder, collectively, on the other hand) or its Representatives (collectively, a "Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”) :
     (i) all information that is a trade secret under applicable trade secret or other law;
     (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;
     (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
     (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.
     (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholder hereby waive any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
     12.2 RESTRICTED USE OF CONFIDENTIAL INFORMATION
     (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholder (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Shareholder shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholder, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Seller and Shareholder shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.
     (b) Unless and until this Agreement is terminated, Seller and Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholder of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller or Shareholder relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.
     (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Shareholder relating to any of the Assets or the Assumed Liabilities.
     12.3 EXCEPTIONS
     Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor Shareholder shall disclose any Confidential Information of Seller or Shareholder relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.
     12.4 LEGAL PROCEEDINGS
     If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.
     12.5 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION
     If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
     12.6 ATTORNEY-CLIENT PRIVILEGE
     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
13. GENERAL PROVISIONS
     13.1 EXPENSES
     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
     13.2 PUBLIC ANNOUNCEMENTS
     Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholder nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholder has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholder, that any Confidential Information of Buyer has been disclosed to Seller, Shareholder or their Representatives or that Seller, Shareholder or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     13.3 NOTICES
     All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller (before the Closing):	American Debt Specialists, Inc.
Attention:	Thomas Stephani
Fax no.:	763-322-8806
E-mail address:	tom@adsdebthelp.com

with a mandatory copy to:
Attention:	Dwight Cummins
Fax no.:	651-430-2813

E-mail address:	dcummins@cumminslawoffice.com

Buyer:	MBI Financial, Inc.
Attention:	Patrick A. McGeeney
1845 Woodall Rodgers Freeway
Suite 1225
Dallas, TX 75201

with a mandatory copy to:	Haynes and Boone, LLP
Attention:	Greg R. Samuel, Esq.
901 Main Street, Suite 3100
Dallas, Texas 75202
     13.4 JURISDICTION; SERVICE OF PROCESS
     Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
     13.5 ENFORCEMENT OF AGREEMENT
     Seller and Shareholder acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     13.6 WAIVER; REMEDIES CUMULATIVE
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     13.7 ENTIRE AGREEMENT AND MODIFICATION
     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
     13.8 DISCLOSURE LETTER
     (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
     (b) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.
     13.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.
     13.10 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     13.11 CONSTRUCTION
     The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and "Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

     13.12 TIME OF ESSENCE
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     13.13 GOVERNING LAW
     This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts-of-laws principles that would require the application of any other law.
     13.14 EXECUTION OF AGREEMENT
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     13.15 SHAREHOLDER OBLIGATIONS
     The liability of the Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be liable with Seller for the indemnities set forth in Article 11.
<Signature Page to Follow>

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer: MBI Financial Inc.		Shareholder: Thomas Stephani

By:	Patrick A. McGeeney, Chief Executive Officer

Seller:

By: Thomas Stephani,
ACCEPTANCE AND AGREEMENT OF SELLER PARTIES REPRESENTATIVE
     The undersigned, being the Seller Parties Representative designated in Section 5.11(a) of the foregoing Asset Purchase Agreement, agrees to serve as the Seller Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.
     Dated: February                     , 2007